EXHIBIT 99

                        FARMERS NATIONAL BANCORP
      This proxy is solicited on behalf of the Board of Directors.

      The undersigned hereby appoints Cary L. Meredith, Jr., John B. Melvin, and Donald S. Taylor, and each of them, Proxies of the undersigned, with power of substitution, to vote all shares of Common Stock of Farmers National Bancorp ("Bancorp") which the undersigned could vote if personally present at the Special Meeting of Stockholders to be held December ___, 1994, or at any adjournment or adjournments thereof.

PROPOSAL TO APPROVE THE AFFILIATION AND MERGER OF BANCORP WITH AND INTO FIRST VIRGINIA BANKS, INC. ("FIRST VIRGINIA"), AS PROVIDED IN AND PURSUANT TO THE AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF JULY 1, 1994 BETWEEN BANCORP AND FIRST VIRGINIA, AND THE RELATED PLAN OF MERGER DATED AS OF JULY 1, 1994 BETWEEN BANCORP AND FIRST VIRGINIA.

           ( ) FOR           ( ) AGAINST       ( ) ABSTAIN
             (Continued and to be signed on the other side)


      The undersigned further gives the Proxies authority to vote according to their best judgment with respect to any other matters properly coming before the meeting and any adjournment or adjournments thereof.

      This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the proposal to approve the affiliation and merger of Bancorp with and into First Virginia.

      The  undersigned  acknowledges  receipt   of  the  Notice  of
Special   Meeting  of Stockholders and of the Proxy
Statement-Prospectus, both dated ____________, 1994. Please sign exactly as name(s) appear(s) below.

___________________________________________
               Signature


___________________________________________
 Signature, if held jointly


Date:______________________________________
PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY PROMPTLY USING THE
ENCLOSED ENVELOPE.